Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (File No. 333- ) of our report dated August 13, 2020, with respect to the consolidated financial statements of iFresh Inc. and subsidiaries as of March 31, 2020 and 2019, and for the years then ended. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Friedman LLP

New York, New York

December 21, 2020